Registration File No. 811-____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


              Name:   CypressTree Floating Income Fund, Inc.

Address of Principal Business Office:             125 High Street
(No. & Street, City, State, Zip Code)             Boston, Massachusetts  02110

Telephone Number (including area code):           617/946-0600

Name and address of agent for
 service of process:                              Copy to:

Bradford K. Gallagher, President                  Ruth S. Epstein, Esq.
CypressTree Floating Income Fund, Inc.            Covington & Burling
125 High Street                                   1201 Pennsylvania Avenue, N.W.
Boston, Massachusetts 02110                       P.O. Box 7566
                                                  Washington, D.C.  20044


Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                           Yes  X                    No ___


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and State of Massachusetts on the 30th day of July, 1997.


[SEAL]                                  CYPRESSTREE FLOATING INCOME FUND, INC.



                                        By:  /s/ Bradford K. Gallagher
                                             --------------------------
                                             Bradford K. Gallagher
                                             President

Attest:  /s/ John I. Fitzgerald
         --------------------------
         John I. Fitzgerald
         Secretary